Exhibit 99.1

CONTACT:

Investors/Analysts:	Media:
Felicia Vonella	Tierney Saccavino
Investor Relations	Corporate Communications
(914) 326-5146	(914) 326-5104
fvonella@acorda.com	tsaccavino@acorda.com

FOR IMMEDIATE RELEASE

Acorda Adopts Shareholder Rights Plan

ARDSLEY, NY – September 1, 2017 – Acorda Therapeutics, Inc. (Nasdaq: ACOR) today announced that its Board of Directors has adopted a Shareholder Rights Plan, effective September 1, 2017, and declared a dividend distribution of one preferred share purchase right on each outstanding share of the Company’s Common Stock. The Rights Plan will expire on August 31, 2018.

The Acorda Board and management team are committed to taking actions that are in the best interests of all of our shareholders. The Board is undertaking this action in accordance with its fiduciary duties to act in the best interests of shareholders, as well as its responsibilities to all of its stakeholders, including the many patients with debilitating neurological disorders who are served by the Company’s innovations, commitment and expertise.

The Rights Plan is intended to promote the fair and equal treatment of all Acorda shareholders and ensure that no person or group can gain control of Acorda through open market accumulation or other tactics potentially disadvantaging the interest of all shareholders. The Rights Plan will also position the Acorda Board of Directors to fulfill its fiduciary duties on behalf of all shareholders by ensuring that the Board has sufficient time to make informed judgments about any attempts to take over the Company. The Rights Plan applies equally to all current and future shareholders and is not intended to deter offers that are fair and otherwise in the best interest of the Company’s shareholders.

The Rights Plan, which was adopted by the Board following evaluation and consultation with the Company’s advisors, is similar to plans adopted by numerous publicly traded companies. The Board adopted the Rights Plan in response to the recent accumulations of significant portions of Acorda’s outstanding Common Stock.

Under the Rights Plan, the Rights will become exercisable if a person or group becomes the beneficial owner of 15% or more of the Company’s outstanding Common Stock. In the event that the Rights become exercisable due to the triggering ownership threshold being crossed, each Right will entitle its holder to purchase, at the Right’s exercise price, a number of shares of Common Stock or equivalent securities having a market value at that time of twice the Right’s exercise price. Rights held by the triggering entity will become void and will not be exercisable to purchase shares at the reduced purchase price. The Board of Directors will, in general, be entitled to redeem the Rights at $0.001 per Right at any time before the triggering ownership threshold is crossed.

The Rights Plan may be amended, redeemed or terminated by the Acorda Board of Directors at any time prior to being triggered or its expiration. The Rights Plan exempts any person or group currently owning 15% or more of the Company’s outstanding Common Stock. However, the Rights will be exercisable if a person or group that already owns 15% or more of the Company’s Outstanding Common Stock acquires any additional shares after the time of announcement of the Rights Plan.

Additional details regarding the Rights Plan are in a Form 8-K to be filed by the Company with the U.S. Securities and Exchange Commission.

About Acorda Therapeutics

Founded in 1995, Acorda Therapeutics is a biopharmaceutical company focused on developing therapies that restore function and improve the lives of people with neurological disorders. Acorda has a pipeline of novel neurological therapies addressing a range of disorders, including Parkinson’s disease and multiple sclerosis. Acorda markets three FDA-approved therapies, including AMPYRA® (dalfampridine) Extended Release Tablets, 10 mg.

Forward-Looking Statement

This press release includes forward-looking statements. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or prospects should be considered forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including: the ability to realize the benefits anticipated from the Biotie and Civitas transactions, among other reasons because acquired development programs are generally subject to all the risks inherent in the drug development process and our knowledge of the risks specifically relevant to acquired programs generally improves over time; the ability to successfully integrate Biotie’s operations into our operations; we may need to raise additional funds to finance our operations and may not be able to do so on acceptable terms; our ability to successfully market and sell Ampyra (dalfampridine) Extended Release Tablets, 10 mg in the U.S., which will likely be materially adversely affected by the recently announced court decision in our litigation against filers of Abbreviated New Drug Applications to market generic versions of Ampyra in the U.S.; the risk of unfavorable results from future studies of Inbrija (CVT-301, levodopa inhalation powder), tozadenant or from our other research and development programs, or any other acquired or in-licensed programs; we may not be able to complete development of, obtain regulatory approval for, or successfully market Inbrija, tozadenant, or any other products under development; third party payers (including governmental agencies) may not reimburse for the use of Ampyra, Inbrija or our other products at acceptable rates or at all and may impose restrictive prior authorization requirements that limit or block prescriptions; the occurrence of adverse safety events with our products; failure to maintain regulatory approval of or to successfully market Fampyra outside of the U.S. and our dependence on our collaborator Biogen in connection therewith; competition; failure to protect our intellectual property, to defend against the intellectual property claims of others or to obtain third party intellectual property licenses needed for the commercialization of our products; and failure to comply with regulatory requirements could result in adverse action by regulatory agencies.

These and other risks are described in greater detail in our filings with the Securities and Exchange Commission. We may not actually achieve the goals or plans described in our forward-looking statements, and investors should not place undue reliance on these statements. Forward-looking statements made in this press release are made only as of the date hereof, and we disclaim any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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